Exhibit (2)(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of Hartford Schroders Private Opportunities Fund (the “Fund”) of our report dated May 29, 2026, relating to the financial statements and financial highlights of the Fund, which appears in the Fund’s Certified Shareholder Report on Form N-CSR for the year ended March 31, 2026. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

July 23, 2026